UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 20, 2009

FREDERICK’S OF HOLLYWOOD GROUP INC.
(Exact Name of Registrant as Specified in Charter)

New York	1-5893	13-5651322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1115 Broadway, New York, New York	10010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 798-4700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 20, 2009, Melvyn Knigin resigned for personal reasons from his position as Senior Vice President of Sales–Wholesale Division of Frederick’s of Hollywood Group Inc. (the “Company”), effective as of April 3, 2009 (“Effective Date”).  In connection with his resignation, the Company and Mr. Knigin entered into a Separation Agreement and General Release (“Separation Agreement”), pursuant to which Mr. Knigin will receive severance pay representing his base salary from the Effective Date through June 30, 2009 of $95,384.61, which will be paid in accordance with the Company’s customary payroll procedures.  The Company also will pay for the cost of the premium for continued medical coverage through June 30, 2009.  Consistent with the terms of Mr. Knigin’s prior agreements with the Company, 250,000 stock options with an exercise price of $2.00 per share will be exercisable for a period of 90 days after the Effective Date and 22,291 shares of restricted stock granted to Mr. Knigin will remain fully vested.

As of the Effective Date, the Amended and Restated Employment Agreement, dated as of February 13, 2009, between the Company and Mr. Knigin (“Employment Agreement”) was terminated in all respects, except that the Company’s obligations regarding indemnification, and Mr. Knigin’s obligation to maintain confidentiality of the Company’s information, survive the termination of the Employment Agreement.  In addition, the Separation Agreement provides that, through December 31, 2009, Mr. Knigin is prohibited from seeking employment with a competitor of the wholesale division of the Company (“Competitive Business”), engaging in any Competitive Business for his own account, employing or causing anyone else to employ any person employed by the Company as of or within twelve months prior to the Effective Date, or soliciting, for the benefit of a Competitive Business, any of the Company’s customers, suppliers, contractors or other persons with whom the Company has a contractual relationship as of or within twelve months prior to the Effective Date. The Separation Agreement is revocable by Mr. Knigin during the seven-day period following his execution of the Separation Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREDERICK’S OF HOLLYWOOD GROUP INC.

Dated: April 21, 2009	By:	/s/ Thomas Rende
Thomas Rende
Chief Financial Officer
(Principal Financial and Accounting Officer)

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